Exhibit 99.1

Clinical Data, Inc. Reports First Quarter Fiscal Year 2011 Operational and Financial Results

– New Drug Application for Vilazodone Accepted for FDA Review; January 22, 2011 PDUFA Date Assigned –

- Financing Completed to Support Commercial Preparations for Vilazodone Launch and Phase III Trials of Stedivaze –

NEWTON, Mass.--(BUSINESS WIRE)--August 9, 2010--Clinical Data, Inc. (NASDAQ: CLDA) today announced operational and financial results for the first quarter ended June 30, 2010, noting key accomplishments including the acceptance of the Company’s new drug application (NDA) for vilazodone by the U.S. Food and Drug Administration (FDA) and the successful completion of a public offering .

“This is an exciting time for Clinical Data as we accelerate our commercial preparations in anticipation of the potential approval of vilazodone, our novel antidepressant,” said Drew Fromkin, Clinical Data’s President and Chief Executive Officer. “The additional funds we raised from our public offering will help drive aggressive commercial strategies for vilazodone and extends our current operating resources beyond the PDUFA date. In addition, enrollment continues in our Phase III trial for Stedivaze and plans to begin our second Phase III study are well underway. Our other compounds are advancing through preclinical development while we continue to evaluate opportunities to maximize the value of our assets.”

First Quarter Fiscal 2011 Highlights

  Obtained FDA acceptance of  the NDA for vilazodone for the treatment of major depressive disorder with January 22, 2011 assigned as the decision date under the Prescription Drug User Fee Act (PDUFA)
  Raised approximately $30 million in net proceeds through a public offering of common stock
  Presented positive results from the Phase III and long-term safety studies of vilazodone, as well as other supportive data describing its novel mechanism of action
  Reported positive topline results of Phase I studies of Stedivaze, a potential best-in-class coronary vasodilator in Phase III clinical trials, demonstrating a good safety profile and tolerability in patients with asthma and chronic obstructive pulmonary disorder (COPD)
  Out-licensed adenosine 2A receptor agonist ATL313 to Santen Pharmaceuticals, Co., Ltd. for the development of glaucoma treatments and received a $2 million upfront payment with the potential for additional development, regulatory and commercial milestones and royalties
  Presented data confirming the value of proprietary FCGR3A gene variant in predicting rituximab response in non-Hodgkin’s lymphoma at the American Society of Clinical Oncology (ASCO) annual meeting
  Launched two new FAMILION® tests and one enhanced test for detecting inherited cardiac conditions, as well as presented FAMILION supportive data at major heart society meetings
  Increased net revenue 48% to $5.5 million, including the $2 million milestone payment from Santen, up from $3.7 million for the same period last year

“Our performance this past quarter is in line with our expectations for managing the quarterly cash burn while continuing to advance our product pipeline,” added Mr. Fromkin. “These achievements are attributable to our diligence in prioritizing pipeline programs, strict allocation of company resources, and leveraging the value of our assets through partnering opportunities and expanded genetic test offerings.”

Financial Results for the Three Months Ended June 30, 2010

Gross revenue for the three months ended June 30, 2010 increased 52% to $6.2 million from $4.1 million compared to the same period a year ago. This was, in part, driven by the one-time $2.0 million milestone payment from Santen. PGxHealth’s FAMILION test revenue increased $276,000, or 7%, from the same period in the prior year. The increase in gross revenue was partially offset by an increase in contractual allowances of $348,000, which grew from 10% to 18% of gross genetic testing revenues when compared to the same period a year ago. The increase in contractual allowances was due to a greater number of in-network contracts and resulting in-network covered lives. In-network coverage leads to more predictable coverage for patients and generally results in lower out-of-pocket costs for patients.

Gross margins increased to 65% up from 55% for the same period last year. The year-over-year improvement in gross margins was due to the gross profit realized from the one-time milestone payment from Santen of $1.5 million. Excluding the gross profit from the one-time payment from Santen, the gross profit margins increased to 59% for the three months ended June 30, 2010, up from 55% for the comparable period last year as a result of the realization of benefits from infrastructure enhancements, growing test adoption, and disciplined management of the genetic testing business.

During the quarter, the Company announced the expansion of its FAMILION family of genetic tests for inherited cardiac disorders, launching two new tests and enhancing a third. With the addition of a test for Conduction Disease associated with Dilated Cardiomyopathy (CD-DCM) and a test for Short QT Syndrome (SQTS), Clinical Data’s PGxHealth division continues to lead the industry with the most comprehensive menu of genetic tests to diagnose or confirm familial heart diseases. The Company anticipates that future revenue from genetic tests will continue to be driven by expanded offerings, greater adoption and increasing coverage from third-party payors.

Research and development expenses for the three months ended June 30, 2010 were $10.9 million, down $0.6 million when compared to the same period last year. This decrease is primarily attributable to the completion of the vilazodone clinical trials in June 2009 but was partially offset by the commercialization efforts for vilazodone in anticipation of FDA approval in early 2011, as well as the ongoing clinical trial for Stedivaze.

Sales and marketing expenses decreased $0.5 million, or 26%, to $1.5 million for the three months ended June 30, 2010, down from $2.1 million for the three months ended June 30, 2009. The decrease was largely the result of a reduction in sales force year-over-year.

General and administrative expenses remained essentially flat at $5.2 million for the three months ended June 30, 2010 compared to the same period in 2009.

Cash and cash equivalents at June 30, 2010 were $63.5 million. This includes net proceeds of $29.9 million from a public offering of 2.2 million shares of common stock at a price of $14.30 per share that was completed on June 14, 2010.

About Clinical Data, Inc.

Clinical Data develops first-in-class and best-in-category therapeutics. The Company is advancing its late-stage drug candidates for central nervous system disorders and cardiovascular diseases, to be followed by promising drug candidates in other major therapeutic areas. Clinical Data combines its drug development and biomarker expertise in an effort to develop products with enhanced efficacy and tolerability to improve patient health and reduce costs. To learn more, please visit the Company's website at www.clda.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information and statements that are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)", "feel(s)", "believe(s)", "will", "may", "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our ability to obtain regulatory approval for, and successfully introduce, vilazodone, Stedivaze and our other drug candidates; our ability to expand our long-term business opportunities; and all other statements regarding future performance. All such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements contained in this press release. These risks and uncertainties include, but are not limited to, whether Stedivaze or any of our other therapeutic products will advance further in the clinical trials process and whether and when, if at all, vilazodone, Stedivaze or any of our other therapeutic products will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether vilazodone, Stedivaze or any of our other therapeutic products will be successfully marketed if approved; the extent to which genetic markers are predictive of clinical outcomes and drug efficacy and safety; the strength of our intellectual property rights; competition from pharmaceutical, biotechnology and diagnostics companies; the development of and our ability to take advantage of the market for pharmacogenetic and biomarker products and services; general economic conditions; and those risks identified and discussed by Clinical Data in its filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Clinical Data's SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and Current Reports on Form 8-K filed from time to time by the Company.

Financial Tables to Follow

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended
	June 30,
	2010	2009
	(UNAUDITED)

Revenues	$5,451	$3,695
Cost of revenues	1,929	1,669

Gross profit	3,522	2,026

Operating expenses:
Research and development	10,851	11,482
Sales and marketing	1,538	2,084
General and administrative	5,184	5,192
Avalon acquisition costs	-	1,978
Total operating expenses	17,573	20,736

Operating loss	(14,051)	(18,710)

All other income (expense), net	131	(1,536)

Loss from continuing operations	(13,920)	(20,246)
Income from discontinued operations	-	4,837
Net loss	$(13,920)	$(15,409)
(Loss) income per basic and diluted share:
Continuing operations	$(0.51)	$(0.88)
Discontinued operations	-	0.21
Net loss	$(0.51)	$(0.67)

Weighted average shares: basic and diluted	27,482	23,033

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	June 30, 2010	March 31, 2010

	(UNAUDITED)
ASSETS
Current Assets:
Cash and cash equivalents	$63,487	$49,245
Accounts receivable, net	3,057	2,851
Prepaid expenses and other current assets	1,291	1,488
Total current assets	67,835	53,584

Property, plant and equipment, net	2,567	2,795
Goodwill & intangible assets, net	42,076	42,514
Other assets, net	62	62
TOTAL ASSETS	$112,540	$98,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt and capital leases	$6,681	$6,773
Accounts payable, accrued expenses and other liabilities	14,333	30,615
Total current liabilities	21,014	37,388

Long-term debt and other liabilities	55,912	57,674
TOTAL LIABILITIES	76,926	95,062

Stockholders' equity	35,614	3,893

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$112,540	$98,955

CONTACT:
Clinical Data, Inc.
Theresa McNeely
Vice President, Corporate Communications
617-527-9933 x3373